UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2005

THE PROVIDENCE SERVICE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50364	86-0845127
(Commission File Number)	(I.R.S. Employer Identification No.)

5524 East Fourth Street, Tucson Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

(520) 747-6600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 18, 2005, the Board of Directors of The Providence Service Corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved the inclusion of Fletcher J. McCusker, the Company’s Chief Executive Officer, in the Company’s 2005 Annual Incentive Compensation Plan (the “Compensation Plan”). The Compensation Plan was approved by the Company’s Board of Directors, upon the recommendation of the Compensation Committee, on May 19, 2005. Pursuant to the Compensation Plan, Mr. McCusker is eligible to receive a cash bonus based on the Company exceeding its budgeted net income and earnings per share target amounts for the fiscal year 2005 (calculated after giving effect to any bonuses accrued under the Compensation Plan) as follows: (1) if net income and earnings per share exceed budgeted target amounts by 1% to 5%, the cash bonus payable to Mr. McCusker will be 25% of his 2005 base salary; and (2) if net income and earnings per share exceed budgeted target amounts by more than 5%, the cash bonus payable to Mr. McCusker will be 50% of his 2005 base salary.

In addition, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, approved increasing the long-term disability insurance coverage for its named executive officers as defined in Item 402 of Regulation S-K and certain other members of management. The total cost of the increased long-term disability insurance coverage is paid by the Company on behalf of these individuals and on an annual basis equals approximately $20,000.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

None.

(b) Pro forma financial information.

None.

(c) Exhibits.

10.1	2005 Annual Incentive Compensation Plan, as amended

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: August 24, 2005	By:	/s/ Michael N. Deitch
Michael N. Deitch Chief Financial Officer

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